Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of BRC Inc. for the registration of $500,000,000 of Class A common stock, preferred stock, subscription rights, warrants, and units, and to the incorporation by reference therein of our report dated March 15, 2023, with respect to the consolidated financial statements of BRC Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Antonio, Texas

March 21, 2023